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                                                                    EXHIBIT 99.1

[LOGO OF DIVERSA APPEARS HERE]


NEWS RELEASE

               Diversa Corporation Adopts Stockholder Rights Plan

San Diego, CA, December 15, 2000 - Diversa Corporation (Nasdaq NM: DVSA) announced that its Board of Directors approved the adoption of a Shareholder Rights Plan under which all stockholders of record as of December 22, 2000 will receive rights to purchase shares of a new series of Preferred Stock.

The Rights Plan is designed to enable all Diversa stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire Diversa. The adoption of the Rights Plan is intended as a means to guard against abusive takeover tactics and is not in response to any particular proposal.

The rights will be distributed as a non-taxable dividend and will expire in ten years from the record date. The rights will be exercisable only if a person or group acquires 15% or more of Diversa's Common Stock or ten days after a person announces a tender offer for 15% or more of Diversa's Common Stock. With certain limited exceptions, if a person acquires 15% or more of Diversa's Common Stock, all rightsholders except the buyer will be entitled to acquire Diversa Common Stock at a discount. The effect will be to discourage acquisitions of more than 15% of Diversa's Common Stock without negotiations with the Board.

The rights will trade with Diversa's Common Stock, unless and until they are separated upon the occurrence of certain future events. The rights distribution is not taxable to the stockholders. Diversa's Board of Directors may terminate the Rights Plan at any time or redeem the rights prior to the time a person acquires more than 15% of Diversa's Common Stock. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date and a copy of the Rights Plan will be contained in a Form 8-K to be filed with the Securities and Exchange Commission.

Diversa Corporation is a global leader in developing and applying proprietary technologies to discover and evolve novel genes and gene pathways from diverse environmental sources. Diversa is utilizing its fully integrated approach to develop novel enzymes and other biologically active compounds, such as small molecule drugs. Diversa's proprietary evolution technologies facilitate the optimization of genes found in nature to enable product solutions for the pharmaceutical, agricultural, chemical processing, and industrial markets. Within these broad markets, Diversa is targeting key multi-billion dollar market segments where the company believes its technologies and products will create high value and competitive advantages for strategic partners and customers. In addition to, Diversa's strategic partners are market leaders and include Glaxo Wellcome plc, The Dow Chemical Company, Syngenta (formerly Novartis) Seeds AG, Syngenta (formerly Novartis) Agribusiness Biotechnology Research, Inc., Aventis Animal Nutrition S.A., Celanese Ltd., Invitrogen Corporation, Celera Genomics, and Danisco Cultor.

Contact:
Hillary Theakston
Investor Relations
(858) 526-5121
htheakston@diversa.com